PLATO Learning, Inc
Fiscal Year 2006 Q1 Financial Release
Conference Call
February 28, 2006
OPERATOR INTRODUCTION
MIKE MORACHE
Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today is Larry Betterley, our Senior Vice President and Chief Financial Officer.
I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.
First, Larry will preface our remarks with a safe harbor statement. Larry.
LARRY BETTERLEY
This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct.
These statements are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, February 28, 2006. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited. Mike.
MIKE MORACHE
Thanks Larry.
The financial results we announced today for our first quarter of fiscal 2006 show a substantial improvement in net loss from last year, reflecting many restructuring and cost saving initiatives implemented during 2005.
Revenues were $23.5 million for the quarter, down 8% from 2005. The decline was a result of low order volume. This was due to the significant turnover in account managers in the field in 2005 and early 2006. As discussed previously, we implemented many changes at PLATO Learning last year to position it for long-term profitable growth. These changes were made throughout the company, including our sales organization and the systems, processes and procedures they use.

As a result, we had significant voluntary and involuntary turnover in our sales organization. We moved aggressively to replace these individuals utilizing a highly selective recruiting process. The result is a new sales force of highly qualified professionals that is expected to accelerate our order rate going forward. During first quarter, however, about 40% of the sales force had been with the company less than six months, so they were not fully productive and orders were low as a result.
This group is gaining momentum, so we expect the order rate to increase substantially for the remainder of the year. As a result, we continue to believe the financial guidance for 2006, as communicated in our fourth quarter earnings call, is achievable.
As I mentioned, costs declined substantially as a result of our restructuring and cost reduction initiatives during 2005. This is reflected in a greatly improved gross margin of 57%, compared to 47% last year, even though revenues declined, and in a 16% decrease in operating expenses, excluding restructuring and other charges. Even though costs were reduced, we continued to make substantial investments in our product development plan.
The result was a net loss of $3.1 million for first quarter 2006, a $5.1 million, or 62% decrease from 2005, excluding restructuring and other charges in both periods. This dramatic improvement further demonstrates our ability to become profitable at much lower revenue levels than in the past.

I will provide a few more comments after Larry reviews the financial results in more detail. Larry.
LARRY BETTERLEY
Thank you Mike.
Before I begin, I would like to point out that classification changes were made in our 2006 presentation of revenue and cost of revenue to eliminate the other revenue and other cost of revenue line items. 2005 amounts have been reclassified to reflect these changes and facilitate comparability. These changes had no effect on total revenues or total cost of revenues in either period.
Revenues:
The $2.0 million decline in revenue in the first quarter from last year was primarily the result of a decrease in License Fees. License fee revenue was $9.0 million, a $3.0 million or 25% decrease from 2005. The decline was caused by a new sales force, as discussed by Mike, resulting in low order volume and a decrease in the dollar amount of large orders closed. 26 transactions over $100,000, with a total order value of $5.3 million, were closed in the quarter, compared to 29 transactions with a total order value of $7.5 million last year.
Subscription revenue was similar to last year. Service revenue grew substantially by 13%, partially offsetting the decline in license fee revenue. The growth occurred in software support fees, professional development, and technical services, partially offset by lower Supplemental Educational Services, which is no longer a significant focus of our service offerings.

Our deferred revenue balance at quarter-end was $33.1 million. This is down $7.4 million from year-end 2005, due to the low order volume for the quarter as previously discussed, and to growth in services delivered.
Gross Profit:
The overall gross profit margin for the quarter was 57.4%, versus 46.7% in first quarter 2005. License fee gross margin was 3.8 percentage points above last year at 67.1%, even though revenue was $3.0 million less. This reflects the improved control over discounting of those products and a reduction in amortization expense as a result of asset impairment charges taken in fourth quarter of last year. Subscription revenue gross margin was 48.6%, similar to last year. Service revenue gross margin improved 29.4 percentage points to 52.6%, due to higher revenue and lower costs, driven by cost reduction initiatives and by higher productivity.
Operating Expenses:
Our total operating expenses declined 16% in the first quarter to $16.9 million, compared to $20.1 million in last year’s first quarter, excluding restructuring and other charges in both periods. The reduction was driven by a 27% decline in sales and marketing expenses, primarily reflecting the effect of reorganization and cost reduction activities initiated during 2005 and, to a lesser extent, several open sales positions during part of the quarter and lower variable costs due to lower revenue.
Statement of Financial Accounting Standards Number 123(R), related to share based payments, has been implemented effective the beginning of this fiscal year. Related expenses of $322,000 are included in our first quarter results.

The net loss for the quarter was $3.2 million or $0.14 per share, compared to $8.2 million or $0.36 per share in last year’s first quarter, excluding restructuring and other charges of $2.3 million or $0.10 per share in 2005.
Balance Sheet and Cash Flow:
Cash and marketable securities were $41.6 million at quarter-end, down $5.5 million from year-end 2005, but similar to the end of first quarter last year. Cash used in operations was $2.6 million, driven by a positive Adjusted EBITDA of $503,000 and a use of $3.7 million from changes in operating asset and liability balances in the quarter. Our receivable days sales outstanding were 61 on a trailing twelve months revenue basis, which is a significant reduction from a DSO of 92 at the end of first quarter 2005.
Total capitalized courseware development costs and capital expenditures were $3.2 million for the quarter, which was $1.0 million more than the related amortization and depreciation expense. This reflects the increase in our product development activity and lower amortization expense as a result of asset impairment charges recorded in fourth quarter 2005.
This concludes my formal remarks. I’ll turn it back over to Mike now for his further comments.
MIKE MORACHE
Thank you Larry.

Today is my one year anniversary at PLATO Learning. When I joined PLATO last year, I spent the first couple of months concentrating on listening to customers and employees. Subsequently, I made a lot of changes.
The cost structure has been reduced dramatically, lowering our break-even point by more than $17.0 million. We developed a new strategy for growth and are executing that strategy. Many new processes have been implemented to improve how we sell and develop new products, support our customers, and recruit and train new employees. We hired more than 40 new account managers and reorganized the sales organization. Finally, we opened an offshore development center that gives us more capacity at a lower cost.
Although these changes had a near-term negative effect on financial performance, they were necessary to position the company for long-term sustainable and profitable growth. We have accomplished much the last year and we will continue to improve our execution as we move forward as a re-engineered organization.
As I stated earlier we continue to aggressively pursue our product development strategy and will be releasing many new exciting products in the coming months. Our 2006 plan includes introduction of five new products consisting of whole courses across subject areas for high school learners and supplemental instructional resources for use by teachers in K-8 classrooms. Every product will be released with pre-designed professional development services to help teachers and administrators achieve the student learning gains they expect from their investment in PLATO products. We will also unveil a new instructional management and delivery platform that will be the foundation for state-of-the-art, reliable, and cost-effective Internet delivery of our classroom solutions.
Recently, we announced the release of the first of these products. This included a series of whole semester online courses, including Algebra, English, Biology, Physical Science, Geography, and American History, all aimed to provide high schools a way to deliver rigorous credit recovery solutions and alternatives to the traditional delivery environment, such as distance learning and home school programs.
These courses are aligned to national standards and provide a comprehensive course curriculum, including assessments, instructional content, cumulative final exams, state standards coverage reports, and teacher support materials.
As I talk to you today, our strategy is on track and we expect to return to profitability in 2006.
That concludes our formal remarks. We will now take any questions you may have. Operator.
Q&A
CLOSING STATEMENT
Thank you again for joining us today. I am very excited about PLATO’s new strategy, as I hope you are, and I continue to be optimistic about our ability to achieve profitable growth in the long-term. Thank you and good bye.

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